Exhibit 10.1

AMENDED AND RESTATED PVC RESIN SUPPLY AGREEMENT

between

*******

as Seller,

and

PW EAGLE, INC.

as Buyer

Effective as of February 1, 2005

Page i

Page ii

Exhibit A	Specifications

Exhibit 3.1(a)	Year 2005 Facilities

Exhibit 5.1 (a)	***

Exhibit 5.2 (c)	***

Exhibit 5.2 (c)(1)	***

Exhibit 5.5	***

Exhibit 5.5 (1)	***

Page iii

AMENDED AND RESTATED PVC RESIN SUPPLY AGREEMENT

THIS AMENDED AND RESTATED PVC RESIN SUPPLY AGREEMENT (this “Agreement”) effective as of the 1st day of February 2005 is between *** (hereinafter “Seller”), and PW EAGLE, INC., a Minnesota corporation (hereinafter “Buyer”). Each of Seller and Buyer is sometimes hereinafter referred to as a “party” and collectively as the “parties”.

WHEREAS, Seller and Buyer entered into that PVC RESIN SUPPLY AGREEMENT dated as of January 1, 2000 (the “2000 PVC Supply Agreement”), pursuant to which Buyer agreed to purchase and Seller agreed to sell certain quantities of PVC resin; and

WHEREAS, Seller and Buyer amended the 2000 PVC Supply Agreement by a First Amendment dated December 20, 2001, and a Second Amendment effective as of January 1, 2002; and

WHEREAS, Seller and Buyer wish to amend and restate the 2000 PVC supply Agreement so as to incorporate such prior amendments which continue in effect in this Agreement as well, and the amendment provisions hereby, all such amendments and restatements to be made effective as of February 1, 2005.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1 Definitions. The following terms, when employed with initial capitalization, shall have the meaning set forth below:

“Acquisition Quantity” has the meaning assigned to it in Section 3.2.

“Agreement” means this Amended and Restated PVC Resin Supply Agreement, including all Exhibits.

“Business Day” means any calendar day that Seller’s offices are open for the transaction of business.

“Buyer” means PW EAGLE, INC. and its subsidiaries.

***

***

***

“Delivery Month” has the meaning assigned to it in Section 5.2(a).

“Delivery Point(s)” has the meaning assigned to it in Section 6.3.

“Expansion Quantity”, “5% Expansion Quantity” and “Excess Expansion Quantity” each has the meaning assigned to them in Section 3.2.

“Facility” or “Facilities” means one or more of either Buyer’s PVC pipe plants or Seller’s PVC resin manufacturing plants, as the context requires and as set forth in Exhibit 3.1(a).

“Final Price” has the meaning assigned to it in Section 5.3.

“Force Majeure Event” has the meaning assigned to it in Section 11.1.

“Initial Term” has the meaning assigned to it in Section 4.1.

“Invoice Price” has the meaning assigned to it in Section 5.2 (b).

“Month” means a calendar month.

“Person” means an individual, partnership, corporation (including business trust), joint stock company, trust, unincorporated association, or a joint venture or other entity.

“Product” means PVC resin meeting the product specifications set forth in Exhibit A.

“Prime” means the rate per annum announced from time to time by Chemical Bank as its prime or reference rate in effect at its New York office.

“Requirement” has the meaning assigned to it in Article III.

***

“Superfund Tax” means the assessment on the production and sale of PVC Resin imposed pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, as the same may be from time to time amended or reauthorized.

“Term” has the meaning assigned to it in Article IV.

“Year” or “Yearly” means or refers to a calendar year or calendar years.

ARTICLE II

COMMITMENTS OF PURCHASE AND SALE

SECTION 2.1 Purchase Commitment. Buyer agrees to purchase and receive from Seller, during the Term, the quantities of Product as hereinafter stated in Article III at the Competitive Contract Price as hereinafter stated in Article V.

SECTION 2.2 Sales Commitment. Seller agrees to sell and deliver to Buyer, during the Term, the quantities of Product as hereinafter stated in Article III at the Competitive Contract Price as hereinafter stated in Article V.

ARTICLE III

QUANTITY

SECTION 3.1 Requirements. Subject to the further provisions of this Agreement,

(a) During the Year 2005 and for the remainder of the Term, Buyer shall purchase and receive from Seller and Seller shall sell and deliver to Buyer *** percent (***%) of Buyer’s requirements for PVC resin at its Facilities whose total Requirements for PVC resin will equal *** pounds as further set forth in Exhibit 3.1(a).

SECTION 3.2 Seller’s Obligation to Supply Any Increase in Requirements.

(a) Subject to the limitations set forth in Section 4.3, beginning in Year 2005, Buyer’s Requirements under this Agreement shall include, subject to the further provisions of this Section 3.2, all or any additional quantities of Product which Buyer may require resulting from (i) expansion of Buyer’s Facilities, being supplied by Seller under this Agreement, by installation of new production facilities or processes, (ii) modernization debottlenecking, installation or implementation of process improvements, or other similar modifications to Buyer’s Facilities being supplied by Seller under this Agreement (such additional quantities of Product described by the preceding clauses (i) and (ii) collectively, the “Expansion Quantity”), and (iii) Buyer’s acquisition, directly or indirectly from any other Person of equipment, plants, business, properties or other assets for the production of PVC pipe, the operation of which requires Product (the “Acquisition Quantity”).

(b) After 2005 Seller is obligated to supply additional Expansion Quantities up to five percent (5%) greater than the prior Year’s Requirement (“5% Expansion Quantity”). If in any Year Buyer’s Expansion Quantity is less than the 5% Expansion Quantity, the difference shall not carry forward into subsequent Years. Buyer shall notify Seller of actions to be taken by Buyer that will require Expansion Quantity. Seller shall have the option, but not the obligation, to supply Expansion Quantity in excess of the 5% Expansion Quantity (“Excess Expansion Quantity”). Buyer shall use its best efforts to advise Seller of its Expansion Quantity and Excess Expansion Quantity at least twelve (12) months prior to the need for Expansion Quantity or Excess Expansion Quantity as soon as Buyer is permitted to do so without violating contracts with third parties or its legal obligations. Seller will advise Buyer within sixty (60) days of receipt of such notice of whether or not it will supply the Excess Expansion Quantity. If Seller does not elect to supply the Excess Expansion Quantity, the parties shall meet to attempt to agree on a mutually acceptable method for Buyer to obtain the Excess Expansion Quantity. In the event that the parties are unable to agree on such a method, Buyer shall be free for a period from the commencement of its need for Excess Expansion Quantity to the end of the second full Year thereafter, to purchase Product from a third party in quantities that are commercially reasonable up to an amount so that Buyer’s Requirement is not below its Requirement for the Year preceding the commencement of its need for Excess Expansion Quantity. Buyer shall have the right to accomplish the purchase of Product from a third party by removing from this Agreement one or more of its Facilities being supplied by Seller under this Agreement. In that event, the parties shall meet to mutually agree on which Facility or Facilities should be removed from this Agreement, taking into consideration the impact on both the Seller and the Buyer. At the end of the period that Buyer is permitted to purchase such Product from a third party, the amount of Product being so purchased shall become Expansion Quantity subject again to the terms of this Agreement.

(c) Buyer shall notify Seller of any transaction that will result in Acquisition Quantity as soon as Buyer is permitted to do so without violating contracts with third parties or its legal obligations. In the event that Buyer can terminate any contracts with third parties to supply the Acquisition Quantity without a breach or other cost or expense, Seller shall have the right, but not the obligation, to elect to supply the Acquisition Quantity under this Agreement: provided, however, in no event will the terms under which Buyer is obligated to purchase the Acquisition Quantity from Seller be any less favorable than those under which the third party is supplying the Acquisition Quantity. Seller shall have sixty (60) days after receipt of such notice to elect to supply such Acquisition Quantity under the terms set forth above. If Seller does not elect to supply such Acquisition Quantity or if Seller does not have the right to supply such Acquisition Quantity, Buyer shall be free to contract with a third party to supply the Acquisition Quantity for a period from commencement of its need for Acquisition Quantity to the end of the second full Year thereafter, at which time, the Acquisition Quantity shall again become Acquisition Quantity subject to the terms of this Agreement.

ARTICLE IV

TERM

SECTION 4.1 ***

SECTION 4.2 ***

SECTION 4.3 Phase Down of Supply. Notwithstanding anything to the contrary in this Agreement, should Seller not exercise its option to extend this Agreement, in the Year following the termination of this Agreement Seller would supply Buyer with 50% of the quantity supplied under this Agreement in the Year following the final Year of this Agreement under the terms and conditions of this Agreement.

ARTICLE V

PRICE

SECTION 5.1 ***

SECTION 5.2 ***

SECTION 5.3 ***

SECTION 5.4 ***

SECTION 5.5 ***

SECTION 5.6 Invoice Disputes.

(a) Subject to the further provisions of this Section 5.5, Buyer shall pay invoices within the applicable time periods set forth in this Agreement without deduction, set-off or counterclaim.

(b) Any good faith dispute concerning the price of Product invoiced to Buyer shall be resolved in accordance with the provisions of Sections 5.1 through 5.4 of this Agreement.

(c) In case of any other good faith dispute (excluding price) concerning an invoice under this Agreement, Buyer shall pay, by the payment due date, its good faith estimate of the amount due and the parties shall meet within ten (10) days of the payment due date and diligently pursue resolution of the disputed amount of the invoice.

(d) Any payments not timely made by Buyer pursuant to the provisions of this Agreement (other than payments being disputed in good faith by Buyer as aforesaid) will accrue interest at a rate per annum of Prime plus two (2) percent (but in no event more than the maximum rate permitted by applicable law) from the date such payment shall have become due up to the date of actual payment thereof, and Buyer shall pay such interest to Seller within ten (10) days of Buyer’s receipt of Seller’s invoice for such charges.

ARTICLE VI

DELIVERY

SECTION 6.1 Method of Delivery. Product shall be delivered F.O.B. to the Delivery Points by railcars owned or leased by Seller. By written agreement of the parties, delivery may be made by way of bulk trucks.

SECTION 6.2 Monthly Delivery Instruction. By the fifteenth (15th) day of each month, Buyer shall furnish to Seller in writing a good faith estimate of the quantities of Product (reasonably consistent with the Requirements) to be delivered to the Buyer’s Facilities during each of the next three (3) months and such instructions and estimates for the month immediately following such notice shall be final and binding unless subsequently modified by agreement of the parties. The parties shall cooperate reasonably to distribute deliveries of Product in approximately equal monthly quantities during each Year, provided that Buyer and Seller will use reasonable efforts to accommodate other delivery patterns of Buyer and Seller.

SECTION 6.3 Title and Risk of Loss of Product. Until Buyer withdraws Product from consignment, title and ownership of Product shall at all times remain with Seller, but Buyer shall have the right to withdraw Product by moving, preparing or otherwise dealing with the Product in connection with its use by Buyer to manufacture its products at the facilities referenced in Exhibit 3.1 (a) (the “ Delivery Point(s)”). Once Buyer withdraws the Product from consignment for any reason, Buyer shall be deemed to have purchased such Product, and title and ownership of such Product shall pass to Buyer.

SECTION 6.4 Weights. Seller’s weights and measures shall govern except in case of proven error.

ARTICLE VII

ALLOCATION

SECTION 7.1 Allocation: During the time when the demand for Product exceeds Seller’s supply, Seller may allocate its available supply of Product among Seller’s pre-existing written contract customers and Seller’s internal uses in such manner as Seller deems fair and reasonable taking into account that Buyer is purchasing % of its Requirements for Product from Seller and Buyer’s previous history of forecasting and purchases. Such allocation shall not be deemed a breach of this Agreement. It is not Seller’s intent to unreasonably exercise this right of allocation or to give an unfair preference to Seller’s internal uses. In the event of allocation pursuant to this Section, the parties shall meet to attempt to agree on a mutually acceptable method for Buyer to replace the Product that will not be supplied by Seller as a result of such allocation. In any case, during such allocation, Buyer may purchase any shortfall of Product from third parties and such purchase shall not be deemed a breach of this Agreement.

ARTICLE VIII

WARRANTIES

SECTION 8.1 Seller’s and Buyer’s Warranties. SELLER’S SOLE AND EXCLUSIVE WARRANTY IS THAT THE PRODUCT COMPLIES WITH THE PHYSICAL AND CHEMICAL SPECIFICATIONS SET FORTH IN EXHIBIT A TO THIS AGREEMENT AND THAT SELLER SHALL CONVEY TITLE THERETO FREE OF ANY LIENS OR ENCUMBRANCES AND THAT THE MANUFACTURE OF THE PRODUCT DOES NOT INFRINGE ANY VALID CLAIM OF ANY UNITED STATES OR CANADIAN PATENT. SELLER MAKES NO OTHER WARRANTIES, EITHER EXPRESS OR IMPLIED, WHETHER WITH RESPECT TO ITS RECOMMENDATIONS, INSTRUCTIONS, OR OTHERWISE AND SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTIES, WHETHER OF MERCHANTABILITY, SUITABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE. Buyer warrants and covenants that (a) the Product is being purchased only for Buyer’s use or consumption and will not be resold or otherwise transferred,

(b) Buyer’s handling, use or consumption of the Product will not infringe any valid claim of any United States or Canadian patent, (c) Buyer will not use, consume or combine the Product for end uses intended to be toxic or lethal to humans, (d) Buyer has, and will use, the requisite expertise, personnel and equipment to handle, store, transport, use, consume and dispose of the Product (i) in compliance with all applicable laws and governmental regulations, actions, orders, decrees and requests, and (ii) in a manner so that the Product will not be injurious to any person or the environment, and (e) Buyer will promptly and carefully inspect the Product upon receipt.

SECTION 8.2 Patents. Seller’s recommendations or instructions are not intended to suggest operations which would infringe any patents and Seller assumes no liability to Buyer of any kind or responsibility for any such infringement.

SECTION 8.3 Uses and Safe Handling. Buyer hereby acknowledges receipt of Seller’s material safety data sheet with respect to the Product. Buyer shall maintain prudent safe handling and use procedures. Buyer will apprise its employees, contractors and customers of the hazards, proper use and handling requirements of the Product and shall comply with all applicable statutes, rules and regulations pertaining thereto.

SECTION 8.4 Claims; Liability. Buyer shall be deemed to have waived all claims with respect to any Product sold hereunder for which Buyer’s notice of insufficient quality has not been given to Seller in writing within ninety (90) days of Buyer’s receipt of such Product. Any such claim which is not asserted as a claim, counterclaim, and defense or set-off in a judicial proceeding instituted within two (2) years after the cause of action arises shall be forever waived, barred and released. Buyer’s exclusive remedy, and Seller’s and its affiliates’ sole liability, for any shortfall in delivery of Product or failure of any Product to meet the specifications in Exhibit A, including but not limited to claims for breach of warranty, shall be limited, at Seller’s sole option, to (a) payment to Buyer of the difference in the then current market value cost to replace such Product over the Final Price of such Product, or (b) Seller’s replacement of the Product in respect of which a valid claim is made. In the event of a material breach by either party, the parties will meet to discuss how to address the material breach in a manner that is fair and reasonable and reduces the financial impact on the non breaching party. This could include, but not be limited to, having Buyer purchase Product from a third party on a contract basis, or Seller selling Product to a third party on a contract basis. In no event shall either party or their affiliates be liable for indirect, punitive, consequential, special, incidental or contingent damages, costs of litigation or for loss of business or business opportunities based upon a breach of warranty claim.

ARTICLE IX

TAXES

SECTION 9.1 Responsibility for Taxes. In addition to the Final Price, Buyer shall pay to Seller the amount of all federal, state and local governmental taxes, excises, duties, and/or other charges (including, without limitation, sales and use taxes, Superfund Taxes, taxes on gasoline blend stocks and additives, and excepting franchise or ad valorem taxes or taxes on or measured by net income) that Seller may be required to pay with respect to the purchase, exchange, manufacture, production, or sale of Product sold and delivered hereunder. Such charges shall be added to Seller’s invoice as a separate line item and shall be paid by Buyer as provided in Section 5.2. Retroactive charges (including interest at the then current prime rate thereon for which Seller is liable) may be added to an invoice in the event that subsequent to the original invoice, a law, regulation, ruling or determination of a taxing authority has caused Seller to be liable for such tax (and penalties and interest, if any).

ARTICLE X

LIABILITY AND RESPONSIBILITY

SECTION 10.1 Allocation of Liability.

(a) Subject to the further provisions of this paragraph, Buyer assumes full responsibility for any liability arising out of the receipt, unloading, discharge, storage, handling, use and disposal of any conforming Product purchased hereunder (including non-conforming Product which was accepted by waiving specifications prior to delivery), including the use of such Product alone or in combination with other substances and compliance or non-compliance with any law or regulations relating thereto. Buyer agrees to indemnify, protect, defend and hold Seller harmless from and against any and all claims, actions, liability, loss, cost and expense (including reasonable attorneys’ fees) for damages to any private or public property or resources, personal injury or death, fines or penalties, made against or incurred by Seller relating to any conforming Product purchased hereunder (including non-conforming Product which was accepted by waiving specifications prior to delivery) or the performance of Buyer, or by the agents, servants, employees or contractors of Buyer, in any way caused by acts or omissions occurring at the time of or subsequent to the delivery of Product to Buyer hereunder, or in any way arising out of violations of any federal, state or local statute or governmental rule or regulation by Buyer or its agents, servants, employees or contractors. It is the express intention of the parties that the indemnity provided for in this paragraph shall require Buyer to indemnify Seller as provided above except to the extent, on a comparative basis, that the actionable negligence of Seller, or its agents, servants, employees or contractors is the sole or a concurring cause of the injury or other damages alleged.

(b) Seller agrees to indemnify, protect, defend and hold Buyer harmless from and against any and all claims, actions, liability, loss, cost and expense (including reasonable attorneys’ fees) for damages to any private or public property or resources, personal injury or death, fines or penalties, made against or incurred by Buyer relating to Product sold or the performance of Seller hereunder, or by the agents, servants, employees or contractors of Seller, in any way caused by acts or omissions occurring prior to the delivery of Product to Buyer hereunder, or in any way arising out of violations of any federal, state or local statute or governmental rule or regulation by Seller or its agents, servants, employees or contractors. It is the express intention of the parties that the indemnity provided for in this paragraph shall require Seller to indemnify Buyer as provided above, except to the extent, on a comparative basis, that the actionable negligence of Buyer, or its agents, servants, employees or contractors is the sole or a concurring cause of the injury or other damages alleged.

ARTICLE XI

EXCUSE OF PERFORMANCE

SECTION 11.1 Force Majeure: Performance of any obligation under this Agreement (other than to make a payment when due) may be suspended by either party without liability to the other party, to the extent that such failure to perform is attributable to: an Act of God, war, riot, fire, explosion, accident, flood, sabotage, mechanical breakdown, cancellation of any permit or license or plant shutdown that is beyond a party’s reasonable control; Seller’s inability to obtain fuel, power, raw materials or equipment from its usual sources at prices it deems, in good faith, to be reasonable (a price that allows Seller to manufacture and sell Product above its variable costs); labor trouble, strike, lockout or injunction (whether or not such labor event is within the reasonable control of such party); governmental laws, regulations or orders; or any other cause beyond the reasonable control of such party that delays, prevents, restricts, limits, or renders commercially infeasible or impractical, the performance of this Agreement or the consumption, sale or use of the Product, except as to Product already in transit (“Force Majeure Event”). A Force Majeure Event shall also include a party’s suspension of operation or closure of a Facility that produces or consumes Product because the operation of or product from that Facility fails to comply with, or becomes uneconomical because of compliance with, any applicable law or governmental regulation, order, decree or request. The affected party shall invoke this provision by promptly giving written notice to the other party of the nature and estimated duration and effect of the Force Majeure Event. The total purchase and sales Requirement hereunder shall be reduced by the quantity not delivered because of the Force Majeure Event, and this Agreement shall otherwise remain unaffected. In the event that that Force Majeure is expected to last more than one hundred eighty (180) consecutive days the parties will meet to discuss how to address the Force Majeure Event in a manner that is fair and reasonable and reduces the financial impact on the party receiving the notice. This could include, but not be limited to, having Buyer purchase Product from a third party on a contract basis, or Seller selling Product to a third party on a contract basis. In any case during a period of Force Majeure (i) suspending Seller’s obligation to provide Buyer with its Requirement, Buyer may purchase any shortfall of Product from third parties and such purchase shall not been deemed to be a breach of this Agreement or (ii) impacting Buyer’s Requirements, Buyer may reduce its Product purchases and such reduction shall not be deemed to be a breach of this Agreement.

A party shall not be required to remove or cure any Force Majeure Event if that removal or cure would involve additional expense or departure from its normal practices. If there is a Force Majeure Event, the affected party shall allocate its sales and purchases in a fair and reasonable manner that shall include its internal demands or supply.

ARTICLE XII

MISCELLANEOUS

SECTION 12.1 Notices. Any notice required or permitted to be given pursuant to this Agreement shall be in writing and shall be sufficiently given when duly mailed, postage prepaid, and addressed as follows or personally delivered or transmitted electronically.

If to Seller:	***

If to Buyer:
PW Eagle, Inc.
1550 Valley River Drive
Eugene, Oregon 97440
Attention: President
Facsimile: (541) 686-9248

SECTION 12.2 ***

SECTION 12.3 Jurisdiction and Referral Through Management. The parties hereto agree that all of the provisions of this Agreement and any questions concerning its interpretation and enforcement shall be governed by the internal laws of the State of New York and the execution and delivery of this Agreement shall be deemed to be the transaction of business within the State of New York for purposes of conferring jurisdiction upon courts located within the state. The parties agree that any litigation arising out of this Agreement shall be brought only in the federal or state courts in the State of New York and both parties consent to the jurisdiction of said courts. In the event that a dispute shall develop under this Agreement respecting the performance of duties or obligations of a party, each party undertakes prior to implementing any other remedy hereunder, to refer the dispute upwardly step-wise within the management structure of each party to the level of CEO or equivalent in an effort to resolve the dispute. Each party will use good faith efforts to evaluate the merits of the dispute, and its potential liabilities with respect to the dispute, and will work expediently towards a good faith resolution. Nothing herein shall operate, however, to preclude a party from abandoning efforts pursuant to this sub-paragraph and seeking other remedies where the nature or extent of the matter under dispute has caused or imminently will cause grievous economic harm to the party.

SECTION 12.4 Confidentiality. Each of the parties hereto shall, and shall cause their respective employees, agents and other representatives to, hold in strict confidence and not utilize for any commercial or other purpose or disclose to any other person, except with the prior written consent of the other party hereto, which consent shall not be unreasonably withheld, any of the terms and provisions of this Agreement; provided, however, that the foregoing obligation of confidence shall not apply to (i) any such information that is or shall become generally available to the public other than as a result of a disclosure by or on behalf of such party, (ii) any such information that was available to a party on a non-confidential basis prior to the date of this Agreement, (iii) any such information that comes into a party’s possession after the date of this Agreement from a third party not under any obligation of confidentiality with respect to such information, (iv) any such information disclosed to a third party who has undertaken a written obligation of confidentiality with respect to such information that is substantially the same as the obligation of confidentiality contained in this Section 12.4, or (v) any information that shall be required to be disclosed by or on behalf of a party as a result of any applicable law, rule or regulation of any governmental authority having competent jurisdiction, provided, that such party shall give the other party thirty (30) day’s prior written notice before making any such disclosure in accordance with the provisions of this clause (v) and such party uses its best efforts not to disclose the terms and provisions of Article III-Quantity, Article IV-Term, or Article V-Price. Seller acknowledges that Buyer is required pursuant to the rules and regulations of the Securities Act of 1933 and the Securities and Exchange Act of 1934, each as amended, to file this Agreement as a exhibit to its annual or quarterly filings, and Seller waives any notice form Buyer under this Section with regard thereto. Notwithstanding the above, Buyer shall use its best efforts to advise Seller of the filing and provide Seller an opportunity to comment prior to the filing.

Any party to this Agreement, its subsidiaries, and each employee, representative, or other agent of such party or its subsidiaries, may disclose at any time to any and all persons, without limitation of any kind, the U.S. federal income tax treatment and tax structure of this Agreement and all materials of any kind (including opinions or other tax analyses) provided to such party relating to such U.S. federal income tax treatment and tax structure.

Each party acknowledges that it is aware, and that it will advise its directors, officers, employees and representatives that the United States securities laws prohibit any person who has received from an issuer material, non-public information concerning that issuer from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances under which it is reasonably foreseeable that such person is likely to purchase or sell securities of such issuer.

SECTION 12.5 Entirety of Agreement. The provisions of this Agreement together with the Consignment Agreement constitute the entire understanding between the parties relating to the subject matter hereof. Neither party shall be bound by any change in, addition to or waiver of any of the provisions hereof unless approved in writing by its authorized representative.

SECTION 12.6 Waiver. Any waiver of any particular breach or default of this Agreement shall be in writing and shall not constitute a continuing waiver or a waiver of any other breach or default.

SECTION 12.7 Headings. Section headings or titles are included for ease of reference and do not constitute any part of the text or affect its meaning or interpretation.

SECTION 12.8 Buyer’s Payment Default. In the event of any failure by Buyer to make any payment required hereunder (other than payments being disputed by Buyer in good faith) without deduction, setoff or counterclaim within ten (10) days after written demand for payment after the same becomes due, Seller may defer further deliveries until such default is remedied, and/or if, in Seller’s reasonable opinion, such default will not be promptly cured, Seller may terminate this Agreement after a sixty (60) day notice period during which time Seller may suspend performance. The remedies provided for in this Section are in addition to any other remedies that may be available to either Buyer or Seller in the event of a default by the other party.

SECTION 12.9 ***

SECTION 12.10 ***

IN WITNESS WHEREOF, the parties have, by their duly authorized representatives, signed this Agreement as of the day and year first above written

PW EAGLE, INC.

***

Exhibit A

SPECIFICATIONS

Exhibit 3.1(a)

Year 2005 Facilities

Buyer’s Facilities

Facility	Estimated Consumption
Columbia, MO
Buckhanan, WV
Conroe, TX
Tacoma, WA
Sunnyside, WA
Eugene, OR
Cameron Park, CA
Visalia, CA
Perris, CA
West Jordan, UT
Hastings, NE

Seller’s Facilities

***

Exhibit 5.1(a)

***

Exhibit 5.2(c)

***

Exhibit 5.2 (c)(1)

***

Exhibit 5.5

***

Exhibit 5.5 (1)

***